Exhibit 23.8

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

August 17, 2017

The undersigned hereby consents to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Ranger Energy Services, Inc. 2017 Long Term Incentive Plan of the references to our firm in the form and context in which they appear in the Registration Statement on Form S-1 of Ranger Energy Services, Inc. and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference in the Registration Statement on Form S-8 of information contained in our following reports: “Drilling and Production Outlook— December 2016,” “Drilling and Production Outlook—March 2017,” “Well Servicing: Market Evaluation Excerpts—December 2016” and “Well Servicing: Market Evaluation—Q1 2017,” as included in the Registration Statement on Form S-1.

[Signature page follows]

Spears & Associates

By:	/s/ Richard B. Spears
Name:	Richard B. Spears
Title:	Vice President